Exhibit 99.1

SeaSpine Announces Preliminary Results for Second Quarter 2017

CARLSBAD, CA (July 11, 2017) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today preliminary financial results for the three-months ended June 30, 2017.

Preliminary revenue for second quarter 2017 is expected to be in the range of $34.0 to $34.2 million, an increase of approximately 3% compared to the prior year period. Based on this preliminary estimate, spinal instrumentation revenue is expected to be approximately $16.6 million and orthobiologics revenue is expected to be approximately $17.6 million. U.S. revenue for the second quarter 2017 is expected to increase approximately 1%, to approximately $30.4 million, with US spinal instrumentation revenue expected to decrease approximately 5% and orthobiologics revenue expected to increase approximately 7.5% over the prior year period.

At June 30, 2017, cash and cash equivalents are expected to be approximately $12.3 million and outstanding borrowings under the Company’s credit facility are expected to be approximately $4.0 million. SeaSpine realized $4.6 million in net proceeds in the second quarter 2017 through the sale of approximately 477,000 shares of its common stock under its “at the market” equity offering program.

“We are executing on our strategy to deliver mid-single digit revenue growth in 2017 while simultaneously focusing on cash conservation,” said Keith Valentine, President and Chief Executive Officer. “We continue to focus on our strengthening distributor base and expanding product portfolio.”

About SeaSpine
SeaSpine (www.seaspine.com) is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal instrumentation solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal instrumentation portfolio consists of an extensive line of products to facilitate spinal fusion in minimally invasive surgery (MIS), complex spine, deformity and degenerative procedures. Expertise in both orthobiologic sciences and spinal instrumentation product development allows SeaSpine to offer its surgeon customers a differentiated portfolio and a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in over 30 countries worldwide.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company's current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to: delivering mid-single digit revenue growth in 2017 while simultaneously conserving cash; and continuing to strengthen the Company’s distributor base and expand its product portfolio. In addition, this release contains preliminary financial results for the second quarter 2017. Preliminary results are provided prior to completion of all internal and external review procedures and therefore are subject to adjustment. Among the factors that could cause or contribute to material differences between the Company’s actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: surgeons’ willingness to continue to use the Company’s existing products and to adopt its newly launched products, including the risk that the Company’s products do not demonstrate adequate safety or efficacy, independently or relative to competitive products, to support expected levels of demand or pricing; the ability of newly launched products to perform as designed and intended and to meet the clinical needs of surgeons and patients; the Company’s ability to attract new, high-quality distributors, whether as a result of inability to reach agreement on financial or other contractual terms or otherwise, disruption to the Company’s existing distribution network as new distributors are added, and the ability of new distributors to generate growth or offset disruption to existing distributors; continued pricing pressure, whether as a result of consolidation in hospital systems, competitors or others, as well as exclusion from major healthcare systems, whether as a result of unwillingness to provide required pricing or otherwise; the risk of supply shortages, including as a result of the Company’s dependence on a limited number of third-party suppliers for components and raw materials, or otherwise; unexpected expense, including as a result of developing and supporting the launch of new products; the Company’s ability to continue to invest in product development and sales and marketing initiatives at levels sufficient to drive future revenue growth; general economic and business conditions in the markets in which the Company does business, both in the U.S. and abroad; and other risks and uncertainties more fully described in the Company’s news releases and periodic filings with the Securities and Exchange Commission. The Company’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Lynn Pieper Lewis
(415) 937-5402
ir@seaspine.com